                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.  4   )*
                                             ------

                       International Total Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    460499106
                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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-------------------------                              -----------------------
  CUSIP NO. 460499106                13G                Page 2 of 10 Pages
           ---------
-------------------------                              -----------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Mot Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                              -----------------------
  CUSIP NO. 460499106                13G                Page 3 of 10 Pages
           ---------
-------------------------                              -----------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO.  460499106                  13G                   Page 4 of 10 Pages
           -------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
         Not Applicable                                         (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                            None
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6      0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
                             None
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not Applicable                                             [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

         0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

         IV
------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                International Total Services, Inc.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                Crowne Center
                                5005 Rockside Road
                                Independence, OH 44131

Item 2(a)                  Name of Person Filing:

                                Liberty Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of
                                  WAM ("WAM GP")
                                Liberty Acorn Trust ("Acorn")

Item 2(b)                  Address of Principal Business Office:

                                WAM, WAM GP and Acorn are all located at:

                                227 West Monroe Street, Suite 3000
                                Chicago, Illinois  60606

Item 2(c)                  Citizenship:

                                WAM is a Delaware limited partnership; WAM
                                GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)                  Title of Class of Securities:

                                Common Stock

Item 2(e)                  CUSIP Number:

                                460499106

Item 3                     Type of Person:

                                (d)     Acorn is an Investment Company under
                                        section 8 of the Investment Company Act.

                                (e)     WAM is an Investment Adviser
                                        registered under section 203 of the
                                        Investment Advisers Act of 1940; WAM GP
                                        is the General Partner of the Investment
                                        Adviser.

                               Page 5 of 10 Pages

Item 4      Ownership (at December 31, 2001):

                   (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                           0

                   (b)     Percent of class:

                           0.0% (based on 6,837,494 shares outstanding as of November 12, 2001)

                   (c)     Number of shares as to which such person has:

                                (i)    sole power to vote or to direct the vote:
                                       none
                                (ii)   shared power to vote or to direct the
                                       vote:  0
                                (iii) sole power to dispose or to direct the disposition of: none
                                (iv)   shared power to dispose or to direct
                                       disposition of:  0


Item 5      Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                   Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable

Item 8      Identification and Classification of Members of the Group:

                   Not Applicable

Item 9      Notice of Dissolution of Group:

                   Not Applicable

                               Page 6 of 10 Pages

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Item 10      Certification:

                        By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2002


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        WAM Acquisition GP, Inc.
                                           for itself and as general partner of
                                           LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Senior Vice President and
                                                Secretary

                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        LIBERTY ACORN TRUST



                                        By: /s/ Bruce H. Lauer
                                            ------------------------------------
                                                Bruce H. Lauer
                                                Vice President, Treasurer and
                                                Secretary

                               Page 8 of 10 Pages

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 8, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                    Dated:  February 8, 2002


                                         WAM Acquisition GP, Inc.
                                           for itself and as general partner of
                                           LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                         By: /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Senior Vice President and
                                                 Secretary



                                         LIBERTY ACORN TRUST


                                         By: /s/ Bruce H. Lauer
                                             -----------------------------------
                                                 Bruce H. Lauer
                                                 Vice President, Treasurer and
                                                 Secretary

                              Page 10 of 10 Pages